May 2007	Pricing Sheet dated May 23, 2007 relating to
Preliminary Terms No. 262 dated April 24, 2007 to
Registration Statement No. 333-131266
Filed pursuant to Rule 433

Structured Investments
Opportunities in Equities
PLUS based on the NASDAQ-100 Index® due June 20, 2008
Performance Leveraged Upside SecuritiesSM

P R I C I N G T E R M S – M AY 2 3, 2 0 0 7
Issuer:		Morgan Stanley
Maturity date:		June 20, 2008
Underlying index:		NASDAQ-100 Index®
Aggregate principal amount:		$12,500,000
Payment at maturity:

If final index value is greater than initial index value,
     $10 + ($10 x 200% x index percent increase)
     In no event will the payment at maturity exceed the maximum payment at maturity.
If final index value is less than or equal to initial index value,
     $10 x (final index value / initial index value)
     This amount will be less than or equal to the stated principal amount of $10.

Index percent increase:		(final index value – initial index value) / initial index value
Initial index value:		1,904.41, the index closing value of the NASDAQ-100 Index® on the pricing date
Final index value:		The index closing value on the index valuation date, June 18, 2008, subject to adjustment for certain market disruption events.
Leverage factor:		200%
Maximum payment at maturity:		$11.30 (113% of the stated principal amount)
Stated principal amount:		$10
Issue price:		$10 (see “Commissions and issue price” below)
Pricing date:		May 23, 2007
Original issue date:		May 31, 2007 (5 business days after the pricing date)
CUSIP:		61750V170
Listing:		The PLUS have been approved for listing on The Nasdaq Global MarketSM subject to official notice of issuance. The Nasdaq listing symbol for the PLUS is “NAPX”. It is not possible to predict whether any secondary market for the PLUS will develop.
Agent:		Morgan Stanley & Co. Incorporated
Commissions and issue price:		Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
	Per PLUS	$10	$0.15	$9.85
	Total	$12,500,000	$187,500	$12,312,500
(1)	The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of PLUS purchased by that investor. The lowest price payable by an investor is $9.95 per PLUS. Please see “Issue price” on page 4 of the preliminary terms for further details.
(2)	For additional information, see “Plan of Distribution” in the prospectus supplement for PLUS.

The “NASDAQ®,” “NASDAQ-100®”, “Nasdaq Global MarketSM” and “NASDAQ-100 Index®” are trade or service marks of The Nasdaq Stock Market, Inc., which with its affiliates we refer to as Nasdaq, and have been licensed for use by Morgan Stanley. The PLUS are not sponsored, endorsed, sold or promoted by Nasdaq, and Nasdaq makes no representation regarding the advisability of investing in the PLUS.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY TERMS DESCRIBING THE OFFERING AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Preliminary Terms No. 262 dated April 24, 2007
Amendment No. 1 to Prospectus Supplement for PLUS dated December 21, 2006
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.